Exhibit (a)(1)(iv)

TIGO ENERGY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

WITHDRAWAL FORM

Before deciding whether to submit this withdrawal form, please make sure you have read and understand the documents that make up this offer to exchange certain outstanding underwater options for a lesser number of new options with a new exercise price (the “Offer”), including: (1) the Offer to Exchange Certain Outstanding Options To Purchase Shares of Common Stock For a Number of Replacement Options dated November 12, 2024 (the “Offer to Exchange”); (2) the election form, together with its associated instructions; (3) this withdrawal form, together with its associated instructions, and (4) the email from Bill Roeschlein, our Chief Financial Officer, on November 12, 2024, announcing the Offer, all of which are attached as exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Tigo Energy, Inc. (“Tigo” or the “Company”) with the U.S. Securities and Exchange Commission on November 12, 2024 (the foregoing are collectively referred to as the “Offer documents”).

YOU DO NOT NEED TO COMPLETE THIS WITHDRAWAL FORM UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS FOR EXCHANGE.

If you previously completed and submitted an election form, in which you elected to tender certain of your eligible option grants, and you would like to change your election and withdraw the tender of any of your eligible option grants for exchange, you must properly complete, sign and date this withdrawal form and deliver it to Tigo Energy, Inc. before 11:59 P.M., Eastern Time, on December 10, 2024, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you want to withdraw a prior election, please check the appropriate box (and provide the requested information):

☐	I wish to withdraw my election to tender for exchange and instead REJECT the Offer to exchange all of my eligible option grants. I do not wish to exchange any eligible option grants.

-OR-

☐	I wish to withdraw my election to tender for exchange my eligible option grants listed below (please list). Any eligible option grants that I validly tendered for exchange in my most recently submitted election form but are not withdrawn below will remain validly tendered for exchange in the Offer. I do not wish to exchange these listed eligible option grants:

Eligible Option Grant Number	Grant Date	Exercise Price Per Share	Number of Shares Subject to Eligible Option Grant

You should note that if you withdraw your election to tender for exchange some or all of your eligible option grants, you will not receive any new options pursuant to the Offer in exchange for the withdrawn eligible option grants and you will keep all of the eligible option grants that you validly withdraw. These eligible option grants will continue to be governed by the Tigo Energy, Inc. 2023 Equity Incentive Plan and the option agreements under which they were granted to you.

Although it is the Company’s intent to send me an email confirmation of receipt of this withdrawal form, I hereby waive any right to receive any notice of the receipt of this election form.

Please note that you may change your election by submitting a new, properly completed, signed and dated election form prior to the expiration of the Offer, which is scheduled to be 11:59 P.M., Eastern Time, on December 10, 2024, unless the Offer is extended. You will be bound by the last properly completed, signed, dated and submitted election form and/or withdrawal form we receive prior to the expiration of the Offer.

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

Option Holder Signature

Option Holder Name (Please print in full)

Date

Return via email (by PDF or similar imaged document file) to: stockadmin@tigoenergy.com.

TIGO ENERGY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE SHARES OF COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS

Instructions to Withdrawal Form

1. Defined Terms.

All terms used in this withdrawal form but not defined have the meanings given them in the Offer to Exchange Eligible Options for New Options, dated November 12, 2024, filed with the U.S. Securities and Exchange Commission and separately delivered to you by email (the “Offer to Exchange”). References in this withdrawal form to “Tigo,” “we,” “us” and “our” refer to Tigo Energy, Inc. and any successor entity or its subsidiaries, as applicable.

2. Expiration Date.

The offer and any rights to tender or to withdraw a tender of eligible options expire at 11:59 P.M., Eastern Time, on December 10, 2024, unless the offer is extended.

3. Delivery of the Withdrawal.

If you want to withdraw eligible options that were previously tendered for exchange, a properly completed, signed and dated withdrawal form must be received by the Company before 11:59 P.M., Eastern Time, on December 10, 2024 (or such later date as may apply if the Offer is extended) by the following means:

●	Via email (by PDF or similar imaged document file) to: stockadmin@tigoenergy.com.

The delivery of all required documents, including withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by Tigo pursuant to one of the delivery methods identified above. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by email within two business days. Please note that if you submit a withdrawal form that is received by us within the last two business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. If you have not received such a confirmation from us, it is your responsibility to ensure that your withdrawal form is received by Tigo before expiration of the Offer. Only withdrawal forms that are properly completed, signed and dated and actually received by Tigo at the address or email above before the expiration date will be accepted. Elections and withdrawals submitted by any other means, including hand delivery, interoffice mail, text message or facsimile, are not permitted.

After you have submitted a withdrawal form, you may change your mind and re-elect to tender for exchange some or all of your withdrawn eligible option grants until the expiration of the Offer. Any withdrawn eligible option grants will not be deemed validly tendered for exchange for purposes of the Offer unless such withdrawn eligible option grants are validly tendered for exchange before the expiration date by delivery of a new, properly completed, signed and dated election form following the procedures described in the instructions to the election form. This new election form must be received by Tigo after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election forms and/or withdrawal forms will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly completed, signed, dated and submitted election form and/or withdrawal form we receive prior to the expiration date.

4. Signatures on this Withdrawal Form.

The withdrawal form must be signed by the eligible option holder who is tendering the eligible option grants and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible option grants are subject without any alteration or any change whatsoever. If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the signatory’s full title must be identified on the withdrawal form, and proper evidence satisfactory to Tigo of the authority of that person to act in that capacity must be submitted with this withdrawal form.

5. Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, this withdrawal form or other documents related to the Offer may be directed by email to stockadmin@tigoenergy.com. Copies will be furnished promptly at Tigo’s expense. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov and on the “Investor Relations” page of our website at www.tigoenergy.com.

6. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all eligible option holders and tendered eligible options. No withdrawal of tendered eligible option grants will be deemed to have been validly made until all defects or irregularities have been cured by the applicable eligible option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawal forms, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer expiration date, subject only to any extension that we may implement in our discretion.

7. Additional Documents to Read.

Please read the Offer to Exchange, including all documents referenced therein, and the other Offer documents before deciding whether to participate in the Offer or to withdraw from participating in this Offer.

8. Important Tax Information.

You should refer to “The Offer—Section 13” of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your financial, tax and/or legal advisors before deciding whether to participate in this Offer or to withdraw from participating in this Offer.

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